EXHIBIT 8.1

List of Subsidiaries of Trina Solar Limited (the “Registrant”)

Wholly-Owned Subsidiaries

1. Top Energy International Limited, a Hong Kong company

2. Changzhou Trina Solar Energy Co., Ltd., a PRC company

3. Trina Solar (Lianyungang) Co., Ltd., a PRC company